SCHEDULE 14A

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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MEASUREMENT SPECIALTIES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Measurement Specialties, Inc.
710 Route 46 East, Suite 206
Fairfield, NJ 07004

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Measurement Specialties will hold its Annual Meeting of Shareholders at The American Stock Exchange, 86 Trinity Place, New York, New York, on Wednesday, September 8, 2004, at 11:00 a.m. Eastern time. The American Stock Exchange requires business attire to attend the meeting. We are holding the meeting for the following purposes:

1.	To elect three members of the Board of Directors, whose terms are described in the proxy statement.
2.	To ratify the selection of Grant Thornton LLP as our independent auditors for the fiscal year ending March 31, 2005.
3.	To transact such other business as may properly come before the meeting and any postponement or adjournment thereof.

Holders of record of Measurement Specialties common stock at the close of business on July 21, 2004 are entitled to vote at the meeting.

In addition to the proxy statement and proxy card, a copy of Measurement Specialties’ annual report on Form 10-K for the fiscal year ended March 31, 2004, which is not part of the proxy soliciting material, is enclosed.

It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning a proxy card. Most shareholders can also vote over the Internet or by telephone. If Internet and telephone voting are available to you, you can find voting instructions on the enclosed proxy card. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the enclosed proxy statement.

By Order of the Board of Directors,
JOHN P. HOPKINS
Chief Financial Officer and Secretary
August 4, 2004

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Measurement Specialties, Inc. of proxies to be voted at our Annual Meeting of Shareholders, to be held on September 8, 2004, and at any meeting following postponement or adjournment of the Annual Meeting.

You are cordially invited to attend the Annual Meeting, which will begin at 11:00 a.m. Eastern time. The meeting will be held at The American Stock Exchange, 86 Trinity Place, New York, New York. Shareholders will be admitted beginning at 10:30 a.m. Eastern time.

We are first mailing this proxy statement and proxy card (including voting instructions) on or about August 4, 2004, to persons who were shareholders at the close of business on July 21, 2004, the record date for the meeting.

Our fiscal year begins on April 1 and ends on March 31. References in this proxy statement to the year 2004 or fiscal 2004 refer to the 12-month period from April 1, 2003 through March 31, 2004. References in this proxy statement to the year 2005 or fiscal 2005 refer to the 12-month period from April 1, 2004 through March 31, 2005.

PROXIES AND VOTING PROCEDURES

Who Can Vote?

You are entitled to vote at the Annual Meeting all shares of Measurement Specialties’ common stock that you held as of the close of business on the record date. Each share of common stock is entitled to one vote with respect to each matter properly brought before the meeting.

On July 8, 2004, there were 13,290,874 shares of common stock outstanding.

In accordance with New Jersey law, a list of shareholders entitled to vote at the meeting will be available at the meeting.

Who Is the Record Holder?

You may own common stock either (1) directly in your name, in which case you are the record holder of such shares, or (2) indirectly through a broker, bank or other nominee, in which case such nominee is the record holder.

If your shares are registered directly in your name, we are sending these proxy materials directly to you. If the record holder of your shares is a nominee, you will receive proxy materials from such record holder.

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How Do I Vote?

If you are the record holder:

•	By Telephone. You can vote your shares by telephone, by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day. If you vote by telephone, you do not need to return your proxy card. Your vote by telephone must be received by 11:59 p.m. Eastern time, September 7, 2004.

•	By Internet. You can also vote on the Internet. The website address for Internet voting is on your proxy card, and voting is also available 24 hours a day. If you vote by Internet, you do not need to return your proxy card. Your vote by Internet must be received by 11:59 p.m. Eastern time, September 7, 2004. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

•	By Mail. If you choose to vote by mail, mark your proxy, date and sign it, and return it in the postage-paid envelope provided. Your vote by mail must be received by the close of voting at the Annual Meeting on September 8, 2004.

•	By Attending the Annual Meeting. If you attend the Annual Meeting, you can vote your shares in person.
If your stock is held by brokers, banks or other nominees:

If your common stock is held by a broker, bank or other nominee, you will receive instructions from such nominee that you must follow in order to have your shares voted.

If you plan to attend the Annual Meeting and vote in person, you will need to contact the broker, bank or other nominee to obtain evidence of your ownership of common stock on July 21, 2004.

If you hold your shares through a broker, your shares may be voted even if you do not vote or attend the Annual Meeting. Under the rules of the American Stock Exchange, member brokers who do not receive instructions from beneficial owners will be allowed to vote on the election of Directors and the ratification of auditors.

The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person.

How Many Votes Are Required?

A quorum is required to transact business at the Annual Meeting. We will have a quorum and be able to conduct the business of the Annual Meeting if the holders of a majority of the shares entitled to vote are present at the meeting, either in person or by proxy.

If a quorum is present, a plurality of votes cast is required to elect Directors. Thus, a Director may be elected even if the Director receives less than a majority of the shares represented at the meeting. Proxies cannot be voted for a greater number of nominees than are named in this Proxy Statement. To ratify the selection of independent auditors, an affirmative vote of a majority of the votes cast is required.

How Are Votes Counted?

All shares that have been properly voted, and not revoked, will be voted at the Annual Meeting in accordance with the instructions given. If you sign and return your proxy card, but do not specify how you wish your shares to be voted, your shares represented by that proxy will be voted as recommended by the Board of Directors: "for" the nominees for Director, and "for" the ratification of the appointment of Grant Thornton LLP as our independent auditors for fiscal 2005.

Proxies marked as abstaining, and any proxies returned by brokers as "non-votes" on behalf of shares held in street name because beneficial owners' discretion has been withheld as to one or more matters to be acted upon at the Annual Meeting, will be treated as present for purposes of determining whether a quorum is present at the Annual Meeting. However, any shares not voted as a result of a marked abstention or a broker non-vote will not be counted as votes for or against a particular matter. Accordingly, marked abstentions and broker non-votes will have no effect on the outcome of a vote.

How Can I Revoke My Proxy or Change My Vote?

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting in person at the meeting.

Who Will Pay the Expenses of Proxy Distribution?

Measurement Specialties will pay the expenses of the preparation of the proxy materials and the solicitation of proxies. Proxies may be solicited on behalf of the company by Directors, officers or employees of the company, who will receive no additional compensation for soliciting, in person or by telephone, e-mail or facsimile or other electronic means. In accordance with the regulations of the Securities and Exchange Commission and the American Stock Exchange, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Measurement Specialties stock.

ITEM 1 -- ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. One class is elected each year for a term of three years.

Two Directors will be elected at this Annual Meeting to serve for a three-year term expiring at our Annual Meeting in 2007. One Director will be elected at this Annual Meeting to serve for the balance of a three-year term expiring at our Annual Meeting in 2006. The Board has nominated John D. Arnold and Frank D. Guidone to serve for the term expiring in 2007, and R. Barry Uber to serve for the term expiring in 2006. Mr. Uber was appointed in October 2003 to fill a vacancy on the Board created by the resignation of Joseph R. Mallon, Jr., and if elected by shareholders at this meeting, would remain in the class of Directors whose term expires in 2006 (of which class Mr. Mallon had been a member). You can find information about Messrs. Arnold, Guidone and Uber below.

The persons named in the proxy card will vote such proxy "for" the election of Messrs. Arnold, Guidone, and Uber unless you indicate that your vote should be withheld. If elected, each of Mr. Arnold, Mr. Guidone and Mr. Uber will continue in office until his successor has been duly elected and qualified, or until the earliest of his death, resignation, retirement or removal. Each of Messrs. Arnold, Guidone and Uber has indicated to the company that he will serve if elected. We do not anticipate that any of Messrs. Arnold, Guidone or Uber will be unable to stand for election, but, if that happens, your proxy will be voted in favor of another person nominated by the Board.

The Board of Directors recommends a vote FOR the election of Messrs. Arnold, Guidone and Uber as Directors.

NOMINEES FOR TERM EXPIRING IN 2007

John D. Arnold has been a Director since June 1995. Mr. Arnold has been in private law practice since 1988, primarily representing technology companies with relationships with Asian investors and/or manufacturers. Prior to 1988, Mr. Arnold was employed with the law firms of Wilson, Sonsini, Goodrich & Rosati in Palo Alto, California and Foley & Lardner in Milwaukee, Wisconsin. Mr. Arnold received a B.A. in business administration from the University of Wisconsin and a J.D. from Stanford Law School. Age 49

Frank D. Guidone has served as Chief Executive Officer since June 2002 and has been a Director since December 2002. Mr. Guidone has been a Managing Director/Principal of Corporate Revitalization Partners, a Dallas-based turnaround/crisis management consultancy firm, since 2000. Mr. Guidone has been a partner at Four Corners Capital Partners, a boutique private investment firm of which Mr. Guidone is a co-founder, since 1999. Prior to Four Corners, Mr. Guidone spent 13 years in management consulting with Andersen Consulting and George Group, Inc. Mr. Guidone has worked with numerous solvent and insolvent companies, focusing on operational and financial restructurings. Mr. Guidone received a B.S. in mechanical engineering from The University of Texas at Austin. Age 39

NOMINEE FOR TERM EXPIRING IN 2006

R. Barry Uber has been a Director since October 2003. Mr. Uber was President and Chief Operating Officer of American Commercial Barge Line from July 2001 to July 2003. He also served as President and Chief Executive Officer of North American Van Lines. Prior to joining North American Van Lines Mr. Uber served for 30 years at Ingersoll-Rand Co. Inc. where he held several executive positions, last serving as Corporate Vice President and President of the Construction Machinery Equipment Group. Mr. Uber received a B.B.A. in business administration from Penn State University where he was awarded as Alumni Fellow Award in 1996. He serves as a Director of NES Rentals Holding, Inc. Age 59.

DIRECTOR WHOSE TERM EXPIRES IN 2005

Morton L. Topfer has been a Director since January 2002 and was appointed Chairman of the Board effective January 31, 2003. Mr. Topfer is Managing Director of Castletop Capital, L.P., an investment firm. He previously served at Dell Computer Corporation as Counselor to the Chief Executive Officer, from December 1999 to February 2002, and Vice Chairman, from June 1994 to December 1999. Mr. Topfer was a member of the Board of Directors of Dell from December 1999 to July 2004. Prior to joining Dell, Mr. Topfer served for 23 years at Motorola, Inc. where he held several executive positions, last serving as Corporate Executive Vice President and President of the Land Mobile Products Sector. Mr. Topfer was conferred the Darjah Johan Negeri Penang State Award in July 1996 by the Governor of Penang for contributions to the development of the electronics industry in Malaysia. He also serves as a director for Staktek Technologies. Mr. Topfer also serves on the advisory board of Singapore Technologies. Age 67

DIRECTORS WHOSE TERM EXPIRES IN 2006

The Honorable Dan J. Samuel has been a Director since October 1994. Since 1986, Mr. Samuel has been a business consultant and a director of public companies, as well as of the British-American Educational Foundation and of the Asian Institute of Technology Foundation. Previously, Mr. Samuel served as President and Chief Executive Officer of Scallop Corporation, the New York subsidiary of the Royal Dutch/Shell Group of Companies. Mr. Samuel, who serves as a Director of Canadian Overseas Packaging Industries, received a B.A. and M.A. from Oxford University. Age 79

R. Barry Uber, if elected by the shareholders at this Annual Meeting, will continue as a member of this class of Directors. His biographical information is set forth above.

ITEM 2 -- RATIFICATION OF INDEPENDENT AUDITORS

Appointment of Auditors for Fiscal 2005

The Audit Committee has appointed Grant Thornton LLP as our independent auditors for 2005. We are not required to have the shareholders ratify the selection of Grant Thornton LLP as our independent auditors. We are doing so because we believe it is a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Grant Thornton LLP but may retain such independent auditors. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Measurement Specialties and its shareholders. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the appointment of Grant Thornton LLP as our independent auditors for fiscal 2005.

Fees Paid to Our Independent Auditors During Fiscal 2004 and Fiscal 2003

Audit Fees

Measurement Specialties was billed the aggregate amount of approximately $ 730,000 for the fiscal year ended March 31, 2004 for professional services rendered by Grant Thornton LLP for its audit of our financial statements for fiscal 2004 and review of the financial statements included in our Forms 10-Q during fiscal 2004. We were billed the aggregate amount of approximately $ 671,000 for fiscal year ended March 31, 2003 for professional services rendered by Grant Thornton LLP for its audit of our financial statements for fiscal 2003 and review of the financial statements included in our Forms 10-Q during fiscal 2003.

Audit-Related Fees

In fiscal 2004 and fiscal 2003, Measurement Specialties did not pay Grant Thornton LLP any fees for audit-related services.

Tax Fees

Grant Thornton LLP billed approximately $ 99,000 for the fiscal year ended 2004 and none for the fiscal year ended 2003, for tax compliance services.

All Other Fees

During fiscal year 2004, Grant Thornton LLP billed approximately $206,000 in fees and disbursements for services related to the SEC investigation, acquisitions, and structuring of our legal entities. During fiscal year 2003, Grant Thornton LLP billed approximately $96,000 in fees and disbursements for services related to the SEC investigation and the sale of Terraillon.

Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval. All audit and permissible non-audit services provided by Grant Thornton LLP to Measurement Specialties for fiscal 2004 and fiscal 2003 were pre-approved by the Audit Committee.

GOVERNANCE OF THE COMPANY

Pursuant to the New Jersey Business Corporation Act and the company’s by-laws, Measurement Specialties’ business, property and affairs are managed by or under the direction of the Board of Directors. Members of the Board are kept informed of the company’s business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. We currently have five members on our Board. The Board has determined that three of its members, John D. Arnold, The Honorable Dan J. Samuel, and R. Barry Uber, are "independent," as defined in the listing standards of the American Stock Exchange ("AMEX").

During fiscal 2004, the Board held 8 meetings and the committees held a total of  7 meetings. Each incumbent Director attended more than 75% of the total number of meetings of the Board of Directors and the Board committees of which he was a member during the period he served as a Director in fiscal 2004. Our policy, commencing with our 2004 Annual Meeting, is to require all Directors to attend annual meetings of shareholders, absent extenuating circumstances. Two of our Directors then serving attended the Measurement Specialties 2003 Annual Meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

During fiscal 2004, the Board of Directors had standing audit and compensation committees. The Audit Committee consisted of John D. Arnold (Chairman), The Honorable Dan J. Samuel and Mort Topfer. In October 2003, R. Barry Uber was appointed to the Audit Committee to replace Mr. Topfer for purposes of compliance with the AMEX listing standards requirement regarding the "independence" of audit committee members. The Board has not yet successfully recruited a candidate for the Board who would qualify as an "audit committee financial expert," as defined in Item 401(h) of Securities and Exchange Commission Regulation S-K, but its efforts to do so are ongoing. The Board has, however, determined that each member of the Audit Committee has the financial sophistication and experience required by AMEX listing standards. For additional information regarding the experience and background of the members of the Audit Committee, see "Item 1: Election of Directors" above. During fiscal 2004, the Audit Committee met 3 times. The functions of the Audit Committee are described in its report, which is included in this proxy statement.

The Compensation Committee consisted of The Honorable Dan J. Samuel (Chairman), John D. Arnold and Mort Topfer. As in the case of the Audit Committee, in October 2003, R. Barry Uber was appointed to the Compensation Committee to replace Mr. Topfer for purposes of compliance with the AMEX listing standards requirement regarding the "independence" of compensation committee members. During fiscal 2004, the Compensation Committee met 4 times. The functions of the Compensation Committee are described in its report, which is included in this proxy statement.

In May 2004, the Board formed a third standing committee, the Nominating Committee, consisting of R. Barry Uber (Chairman), John D. Arnold and The Honorable Dan J. Samuel. The Nominating Committee was formed to evaluate and recommend to the Board the persons to be nominated for election as directors at any meeting of shareholders, and the persons to be elected by the Board to fill any vacancy on the Board. Since the Nominating Committee was not formed until after the end of fiscal 2004, it held no meetings during fiscal 2004. Prior to the formation of the Nominating Committee, the full Board, a majority of the members of which are "independent," as defined in the AMEX listing standards, performed the functions now assigned to the Nominating Committee. The Board has adopted a written charter setting forth the functions of the Nominating Committee and providing direction as to nominating policies and procedures. This charter is available to shareholders on our website, www.msiusa.com. The Nominating Committee carefully considers all director candidates recommended by our shareholders, and the Nominating Committee does not and will not evaluate such candidate recommendations any differently from the way it evaluates other candidates. In its evaluation of each proposed candidate, the Nominating Committee considers many factors including, without limitation, the individual’s experience, character, demonstrations of judgment and ability, and financial and other special expertise. The Nominating Committee is also authorized to obtain the assistance of an independent third party to complete the process of finding, evaluating and selecting suitable candidates for director. Any shareholder who wishes to recommend an individual as a nominee for election to the Board should submit such recommendation in writing to the attention of the Chief Executive Officer (who will forward the recommendation to the Nominating Committee) through Company’s website (http://www.msiusa.com/investors/ceo_comment.asp) or by mail to the Company (710 Route 46 East, Suite 206, Fairfield, NJ 07004, Attn: Chairman of Nominating Committee) , together with information regarding the experience, education and general background of the individual and a statement as to why the shareholder believes such individual to be an appropriate candidate for Director of Measurement Specialties. Such recommendation should be provided to Measurement Specialties no later than 80 days prior to the anniversary of the date of the notice accompanying these proxy materials.

The Board has determined that each of Messrs. Arnold, Samuel and Uber is "independent," as defined in the AMEX listing standards. Consequently, each of the Audit Committee, Compensation Committee and Nominating Committee consists solely of independent Directors.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Company encourages shareholder communications with the Board of Directors but does not have a formal process. All such communications should be sent to the Chief Executive Officer through Company’s website (http://www.msiusa.com/investors/ceo_comment.asp) or by mail to the Company (710 Route 46 East, Suite 206, Fairfield, NJ 07004). The Chief Executive Officer will circulate them to the other members of the Board. If the communication is directed to a particular Director, The Chief Executive Officer will forward the communication to that Director. The Board does not filter shareholder communications.

COMPENSATION OF DIRECTORS

Directors who are our employees, and Mr. Guidone, who is a full-time consultant, do not receive additional compensation for serving on our Board of Directors or on committees of the Board. For fiscal 2004, three of our outside Directors (Mr. Topfer, Mr. Samuel, and Mr. Arnold), that is Directors who are not employees or full-time consultants of Measurement Specialties, each received a cash retainer of $35,000. Upon joining the board, one of our outside Directors (Mr. Uber) received a cash retainer of $35,000 and an option to purchase 10,000 shares of our common stock.

Outside Directors do not receive retirement or other fringe benefits and do not receive additional compensation related to committee meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee in fiscal 2004 were The Honorable Dan J. Samuel, John D. Arnold, and Mort Topfer (through October 2003) and R. Barry Uber (from October 2003 through the end of fiscal 2004 and at present). None of the members has ever been an officer or employee of Measurement Specialties or any of its subsidiaries, and no "compensation committee interlocks" existed during fiscal 2004.

CODE OF ETHICS

The Company has adopted a Code of Ethics in accordance with SEC regulations, applicable to the Company’s Chief Executive Officer, Chief Operating Officer, senior financial officers and the Board of Directors. The Code of Ethics is available to shareholders on our website, www.msiusa.com.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is appointed by the Board to assist the Board in monitoring:

•	the integrity of the financial statements of Measurement Specialties,
•	the independent auditor’s qualifications and independence,
•	the performance of Measurement Specialties’ independent auditors, and
•	the compliance by Measurement Specialties with legal and regulatory requirements.

We meet with management periodically to consider the adequacy of Measurement Specialties’ internal controls and the objectivity of its financial reporting. We discuss these matters with Measurement Specialties’ independent auditors and with appropriate company financial personnel.

We regularly meet privately with the independent auditors who have unrestricted access to the committee.

We select, evaluate and, where appropriate, replace the independent auditor, and review periodically their performance, fees and independence from management.

Each of the Directors who serves on the committee is "independent" for purposes of the AMEX listing standards. That is, the Board of Directors has determined that none of Mr. Arnold, Mr. Samuel or Mr. Uber has a relationship with Measurement Specialties that may interfere with his independence from Measurement Specialties and its management.

The Board had determined that Mr. Topfer, who served on the Audit Committee until October 2003, was not "independent," as defined under AMEX listing standards, by reason of the bridge loan extended to the company in October 2002 by Castletop Capital, L.P., a limited partnership controlled by Mr. Topfer, and the amendments thereto. In keeping with recent AMEX rule amendments requiring all members of audit committees to be "independent" except under limited circumstances, Mr. Topfer withdrew from the Audit Committee as of October 2003 and was replaced by Mr. Uber.

The Board has adopted a written charter setting out the audit related functions the committee is to perform. The Board amended and restated the charter effective January 2003 to reflect changes in law and applicable SEC and American Stock Exchange regulations and reviews the charter on an ongoing basis to assure that the functions and duties of the Audit Committee will continue to conform to such applicable regulations as they may be amended or modified in the future. The charter is available to shareholders on our website, www.msiusa.com.

Management has primary responsibility for the company’s financial statements and the overall reporting process, including the company’s system of internal controls. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the company in conformity with accounting principles generally accepted in the United States and discuss with us any issues they believe should be raised with us. We monitor these processes, relying without independent verification on the information provided to us and on the representations made by management and the independent auditors.

This year, we reviewed Measurement Specialties’ audited financial statements as of and for the fiscal year ended March 31, 2004 and the fiscal year ended March 31, 2003, and met with both management and Grant Thornton LLP, Measurement Specialties’ independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with accounting principles generally accepted in the United States.

We have received from and discussed with Grant Thornton LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the company. We also discussed with Grant Thornton LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Based on these reviews and discussions, we recommended to the Board that the company’s audited financial statements be included in Measurement Specialties’ annual report on Form 10-K for the fiscal year ended March 31, 2004.

John D. Arnold (Chairman)
The Honorable Dan J. Samuel
R. Barry Uber

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

The Compensation Committee's policies are intended to attract and retain talented executives, motivate attainment of strategic objectives, and align executives' interests with those of shareholders. Pursuant to the Committee's recommendations, the Board approves officers' base salaries, salary increases, bonuses, stock option grants and, where applicable, employment contracts and severance payments. A significant amount of an officer's yearly compensation is based upon the company's performance for the fiscal year and over time.

The Committee seeks to offer competitive compensation packages that are consistent with market and industry practices, based on input from the Chief Executive Officer with reference to a periodic survey of similar-sized companies in similar industries. The fiscal 2004 average base compensation for the company's officers is intended to be competitive with salaries paid to similarly situated executives. The fiscal 2004 average base salaries of the company's officers, excluding the Chief Executive Officer and Mr. Richard Roland Bueno, did not increase over fiscal 2003 base salaries.

Annual bonus maximums are intended to be competitive with those available to similarly situated executives and provide for a significant performance incentive. The Chief Executive Officer recommends awards to the Compensation Committee with reference to the level of achievement of corporate and individual objectives. Corporate objectives are measured by sales increases, net income, and other goals determined annually. Individual objectives are intended to be objectives that are under the respective officers' direct control. The Board retains the right to make discretionary adjustments it deems appropriate.

Officers' eligibility for stock option grants, and the frequency and size of such grants, are intended to be competitive with observed market practices for similarly situated executives and encourage increased shareholder value. The company's stock option plans comply with applicable laws and regulations, permitting the company to deduct for federal income tax purposes the cost of any compensation arising thereunder relating to Internal Revenue Code section 162(m). At present, the company has no other compensation programs or policies that could give rise to compensation to an officer in excess of $1 million a year.

The company has no formal executive severance pay policy. Severance pay and non-monetary severance benefits are determined as appropriate with reference to observed market practice, length of service and reason for termination.

The Committee's policies for compensating the Chief Executive Officer are intended to provide significant annual and long-term performance incentives. The Committee seeks to provide the Chief Executive Officer with compensation which is intended to be competitive with compensation paid to similarly situated chief executives. In May 2002, the company retained Corporate Revitalization Partners ("CRP") to conduct its ongoing operational/financial restructuring efforts. In June 2002, Frank Guidone, a Managing Director of CRP, became the company’s Chief Executive Officer. The long-term retention of Mr. Guidone as the company’s Chief Executive Officer was approved in April 2003, and became effective as of April 1, 2003 pursuant to a consulting agreement (the "Consulting Agreement") between the company and Four Corners Capital Partners, L.P. ("Four Corners," a consulting firm of which Mr. Guidone is a Principal, and an affiliate of CRP), under which Four Corners agreed to provide the services of Mr. Guidone to the Company. In accordance with the terms of the Consulting Agreement, Four Corners receives an annual fee of $400,000 and is eligible for a performance-based bonus. Four Corners also received a warrant to purchase up to 600,000 shares of the Company’s common stock (the "Four Corners Warrant"), of which 210,000 shares of Common Stock were purchasable in the first year of the warrant, 180,000 shares were purchasable in the second year of the warrant, 120,000 shares were purchasable in the third year of the warrant, and the final 90,000 shares were purchasable in the fourth year of the warrant. In addition, the Four Corners Warrant included provisions pursuant to which vesting of the right to purchase shares could accelerate dependant upon performance of the Company’s stock price. During fiscal 2004, all performance milestones triggering accelerated vesting under the warrant were achieved, and in March 2004, Four Corners exercised the warrant in a cashless exercise and received a net of 500,785 shares. The exercise price of the Four Corners Warrant was $3.16/share, the fair market value of the Company’s common stock at the time the Board determined to offer Mr. Guidone a permanent position as Chief Executive Officer. The Committee approved the terms of the Consulting Agreement.

The Board neither rejected, nor did it materially modify, any action or recommendation of the Committee.

The Honorable Dan J. Samuel, Chairman
John D. Arnold, Member
R. Barry Uber, Member

EXECUTIVE OFFICERS

Our executive officers are as follows:

Name	Age	Position
Frank Guidone	39	Chief Executive Officer, President and Director
John P. Hopkins	43	Chief Financial Officer and Secretary
Mark W. Cappiello	50	Vice President and General Manager of the Consumer Products Division
J. Victor Chatigny	53	Vice President and General Manager of the Sensors Division
Richard Roland Bueno	38	General Manager, MSI Sensors (Asia)

Officers are not appointed for fixed terms. Biographical information for our current officers who are not also continuing Directors follows:

John P. Hopkins was appointed Chief Financial Officer in July 2002. Prior to joining Measurement Specialties, he was Vice President, Finance from April 2001, and was Vice President and Controller from January 1999 to March 2001, with Cambrex Corporation, a provider of scientific products and services to the life sciences industry. From 1988 to 1998, he held various senior financial positions with ARCO Chemical Company, a manufacturer and marketer of specialty chemicals and chemical intermediates. Mr. Hopkins is a Certified Public Accountant and was an Audit Manager for Coopers & Lybrand prior to joining ARCO Chemical. Mr. Hopkins holds a B.S. in Accounting from West Chester University, and an M.B.A. from Villanova University.

Mark W. Cappiello was appointed Vice President and General Manager of our Consumer Products Division in June 2002. Mr. Cappiello was our Vice President of Sales and Marketing from January 1988 until June 2002. Mr. Cappiello has over twenty-five years of experience in international consumer products marketing, over twenty of which have been in the scale industry. From January 1985 to October 1987, Mr. Cappiello was employed by Terraillon S.A., a French manufacturer and distributor of scales and balance products. Mr. Cappiello received a B.A. in business from the University of Connecticut.

J. Victor Chatigny has been Vice President and General Manager of our Sensors Division since his appointment in June 2002. Mr. Chatigny joined Measurement Specialties through our 1998 acquisition of PiezoSensors from AMP Incorporated, where he served as Director of Sales, Marketing and Research and Development since 1993. Mr. Chatigny also served in US Army Corps of Engineers where he was Captain, 11th Engineering Battalion and Commander of the Atomic Demolition Munition Detachment. He holds B.S. and M.S. degrees in industrial engineering and management from Clarkson University, and a M.B.A. (finance) from The American University.

Richard Roland Bueno has been General Manager, MSI Sensors (Asia) since May 2003. Mr. Bueno has 16 years of experience in the sensor industry. Mr. Bueno's career experience started in 1988 with The Foxboro Company with positions in manufacturing engineering. Mr. Bueno joined Lucas Control Systems Products in 1993 as a Manufacturing Systems Engineer. In 1996 Mr. Bueno joined Sensym Inc. as Engineering Manager of Stainless Steel Pressure Products. Mr. Bueno joined the Company’s Asia division in July, 1999 as our Engineering Manager for pressure products and also held a position of division manager for pressure products prior to the GM position. Mr. Bueno holds a B.S. in Mechanical Engineering from MIT and is pursuing an EMBA in the Kellogg-HKUST EMBA program in Hong Kong.

EXECUTIVE COMPENSATION

Summary Compensation. The following table contains summary information concerning the annual compensation for the fiscal years ended March 31, 2004, 2003 and 2002 for our chief executive officer and certain other executive officers whose salary and bonus exceeded $100,000 for the fiscal year ended March 31, 2004:

	Annual Compensation			Long-Term Compensation
Name & Principal Position	Year	Salary	Bonus	Number of Shares Underlying Options	All Other Compensation
Frank D. Guidone	2004	(1)	(1)	(1)
Chief Executive Officer,	2003	(2)	(2)	(2)
President and Director (1)	2002

John P. Hopkins	2004	$225,000	$77,043		$20,905	(4)
Chief Financial Officer and	2003	161,900	27,500	100,000	7,252
Secretary (3)	2002	-	-	-	-

Mark W. Cappiello	2004	$210,000	$72,089		$196,208	(5)
Vice President of Sales and	2003	210,000	-	75,000	11,000
Marketing	2002	210,000		-	17,063

J. Victor Chatigny	2004	$180,000	$73,193		$16,892	(6)
Vice President and General	2003	180,000	-	75,000	9,000
Manager of the Sensors	2002	180,000	37,036		14,340
Division

Richard Roland Bueno	2004	$123,727	$43,923		$134,829	(7)
General Manager, MSI	2003	102,430	-	34,200	89,573
Sensors (Asia)	2002	99,437	9,501		81,977

(1) The long-term retention of Mr. Guidone as the company’s Chief Executive Officer was approved in April 2003, and became effective as of April 1, 2003 pursuant to a consulting agreement (the "Consulting Agreement") between the company and Four Corners Capital Partners, L.P. ("Four Corners," a consulting firm of which Mr. Guidone is a Principal, and an affiliate of Corporate Revitalization Partners, ( "CRP")), under which Four Corners agreed to provide the services of Mr. Guidone to the Company. In accordance with the terms of the Consulting Agreement, Four Corners receives an annual fee of $400,000 and is eligible for a performance-based bonus. Four Courners received an aggregate fee of $333,333 and a bonus of $165,768 for fiscal year 2004. Four Corners also received a warrant to purchase up to 600,000 shares of the Company’s common stock (the "Four Corners Warrant"), of which 210,000 shares of Common Stock were purchasable in the first year of the warrant, 180,000 shares were purchasable in the second year of the warrant, 120,000 shares were purchasable in the third year of the warrant, and the final 90,000 shares were purchasable in the fourth year of the warrant. In addition, the Four Corners Warrant included provisions pursuant to which vesting of the right to purchase shares could accelerate dependant upon performance of the Company’s stock price. During fiscal 2004, all performance milestones triggering accelerated vesting under the warrant were achieved, and in March 2004, Four Corners exercised the warrant in a cashless exercise and received a net of 500,785 shares. The exercise price of the Four Corners Warrant was $3.16/share, the fair market value of the Company’s common stock at the time the Board determined to offer Mr. Guidone a permanent position as Chief Executive Officer.

(2) In May 2002, the company retained CRP to conduct its operational/financial restructuring efforts. In June 2002, Frank Guidone, a Managing Director of CRP, became the company’s Chief Executive Officer. During the fiscal year ended March 31, 2003, we incurred $2.6 million in consulting fees and expenses to CRP (excluding the success fees described in this paragraph). In addition to consulting fees based on hours billed by CRP consultants (at hourly rates that range from $175 to $275, capped at a maximum of 50 hours per consultant each week), CRP earned an aggregate "success fee" of $138,000 and warrants exercisable to purchase an aggregate of 120,615 shares of our common stock (at an exercise price of $2.28/share) as a result of the achievement of certain goals in connection with our restructuring program. CRP exercised its warrants in June 2003.

(3) Mr. Hopkins was appointed Chief Financial Officer on July 26, 2002.

(4) For the fiscal year ended March 31, 2004, includes automobile allowance of $11,040, and company match under the 401(k) plan of $9,865.

(5) For the fiscal year ended March 31, 2004, includes automobile allowance of $11,000, a one-time incentive bonus payment of $176,000, and company match under the 401(k) plan of $9,208.

(6) For the fiscal year ended March 31, 2004, includes automobile allowance of $9,000, and company match under the 401(k) plan of $7,892.

(7) For the fiscal year ended March 31, 2004, includes housing allowance of $54,588, transportation reimbursement of $12,999, tuition reimbursement of $61,391, mandatory pension fund in Hong Kong of $1,538, and company match under the 401(k) plan of $4,313.

Option Grants in Last Fiscal Year to Named Executive Officers. The following table sets forth information related to the grant of stock options by us during the year ended March 31, 2004 to executive officers named in the Summary Compensation Table.
Individual Grants
	Number of Securities Underlying Options	Percent of Total Options Granted to Employees in Fiscal	Exercise or Base Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)
Name	Granted	Year	($/Share)	Date	5%	10%
Frank D. Guidone	(1)	-	-	-
John P. Hopkins	-	-	-	-
Mark W. Cappiello	-	-	-	-
J. Victor Chatigny	-	-	-	-
Richard Roland Bueno	-	-	-	-

(1) Four Corners, a consulting firm of which Mr. Guidone is a principal, received a warrant to purchase up to 600,000 shares of the Company’s common stock (the "Four Corners Warrant"), of which 210,000 shares of Common Stock were purchasable in the first year of the warrant, 180,000 shares were purchasable in the second year of the warrant, 120,000 shares were purchasable in the third year of the warrant, and the final 90,000 shares were purchasable in the fourth year of the warrant. In addition, the Four Corners Warrant included provisions pursuant to which vesting of the right to purchase shares could accelerate dependant upon performance of the Company’s stock price. During fiscal 2004, all performance milestones triggering accelerated vesting under the warrant were achieved, and in March 2004, Four Corners exercised the warrant in a cashless exercise and received a net of 500,785 shares. The exercise price of the Four Corners Warrant was $3.16/share, the fair market value of the Company’s common stock at the time the Board determined to offer Mr. Guidone a permanent position as Chief Executive Officer.

Aggregated Option Exercises and Fiscal Year-End Option Values. The following table contains information concerning the aggregated option exercises during the fiscal year ended March 31, 2004 and the value of unexercised options held as of March 31, 2004 by the executive officers named in the summary compensation table:

			Number of Shares Underlying Unexercised Options at March 31, 2004		Value of Unexercised In-the-MoneyOptions at March 31, 2004 (1)
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Frank D. Guidone	500,785(2)	$7,987,521	-	-	$-	$-
John P. Hopkins	-	-	35,000	65,000	599,550	1,113,450
Mark W. Cappiello	-	-	44,250	60,750	559,095	927,105
J. Victor Chatigny	32,000	552,493	50,050	52,650	875,121	925,548
Richard Roland Bueno	11,970	181,802	12,000	22,230	158,280	394,360
_______________
(1)	Value of in-the-money options is based on the excess of the closing price of our common stock on the American Stock Exchange on March 31, 2004 ($19.38) over the exercise price of the options, multiplied by the number shares underlying the options.
(2)	On March 29, 2004, Four Corners exercised its warrant in a cashless exercise and received a net of 500,785 shares.

EXECUTIVE AGREEMENTS AND RELATED TRANSACTIONS

Transactions with management and others.

In May 2002, we retained Corporate Revitalization Partners ("CRP") to conduct our ongoing operational/financial restructuring efforts. In June 2002, Frank Guidone, a Managing Director of CRP, became our Chief Executive Officer. During the fiscal 2003, we incurred $2.6 million in consulting fees and expenses payable to CRP (excluding the success fees described below). In addition to consulting fees based on hours billed by CRP consultants (at hourly rates that range from $175 to $275, capped at a maximum of 50 hours per consultant each week), CRP earned an aggregate "success fee" of $138,000 and warrants exercisable to purchase an aggregate of 120,615 shares of our common stock (at an exercise price of $2.28/share) as a result of the achievement of certain goals in connection with our restructuring program. CRP exercised its warrants in June 2003.

Mr. Guidone may be deemed to have an indirect beneficial ownership interest in the warrants issued to CRP.

On April 21, 2003, the Compensation Committee of our Board of Directors reached a verbal agreement with Frank Guidone regarding his long term retention as Chief Executive Officer. Definitive agreements memorializing this arrangement were entered into on July 22, 2003, between the company and Four Corners Capital Partners, LP, a consulting firm of which Mr. Guidone is a Principal. Pursuant to this arrangement, Four Corners has made Mr. Guidone available to serve as our Chief Executive Officer, for which it will receive an annual fee of $400,000 and will be eligible to receive a performance based bonus. In addition, Four Corners was issued a warrant to purchase up to 600,000 shares of our common stock. The right to purchase the shares vested over a period of four years (subject to the continued service of Mr. Guidone), but vesting was to be accelerated in the event certain performance milestones were achieved. In addition, in connection with this arrangement, Mr. Guidone entered into a non-competition agreement and Four Corners was granted registration rights relating to any shares purchased under the warrant. During fiscal 2004, all performance milestones triggering accelerated vesting under the warrant were achieved, and in March 2004, Four Corners exercised the warrant in a cashless exercise and received a net of 500,785 shares. Four Corners also exercised its registration rights with respect to such shares.

On October 31, 2002, we received a $9,300,000 bridge loan from Castletop Capital, L.P., a limited partnership controlled by Morton Topfer, Chairman of our Board of Directors. We repaid all amounts owed to Castletop by September 2003.

PERFORMANCE GRAPH

The Performance Line Graph presents our total return to our shareholders for the period March 31, 1999 to March 31, 2004. Our common stock is compared to the S&P SmallCap 600 Index and two peer groups. The peer groups comprise of publicly held companies with standard industrial classifications ("SIC") appropriate for the company’s two business segments. The peer group for the company’s consumer products segment (SIC 3634), as of March 31, 2004, consisted of Applica, Inc., Conair Corp., Global-Tech Appliances Inc., National Presto Industries Inc., Salton Inc., and Water Pik Technologies Inc. The peer group for the company’s Sensor products segment (SIC 3823), as of March 31, 2004, consisted of Aero Systems Engineering Inc., BEI Technologies Inc., Braintech Inc., Circor International Inc., Cyberoptics Corp., Danaher Corp., Electric City Corp., Electro-Sensors Inc., Electropure Inc., Environmental Tectonics Corp., Faro Technologies Inc., Flotek Industries Inc., Golar Lng Ltd., Haber Inc., Hurco Companies Inc., Invisa, Inc., K Tron International Inc., MKS Instrument Inc., Mikron Infrared Inc., Perceptron Inc., PPT Vision Inc., Qualmark Corp., Robotic Vision Systems Inc., Rudolph Technologies Inc., Schmitt Industries Inc., RFP Express Inc., Sono Tek Corp., Startec Inc., Transcat Inc., Therma-Wave Inc., Universal Detection Technology and Vitalstream Holdings Inc. The information contained in this graph is not necessarily indicative of our future performance.

	Cumulative Total Return
	3/99	3/00	3/01	3/02	3/03	3/04

MEASUREMENT SPECIALTIES, INC.	100.00	337.51	512.27	185.33	76.00	516.80
S & P SMALLCAP 600	100.00	130.70	129.02	157.37	118.32	185.16
PEER GROUP (SIC CODE 3823)	100.00	120.49	99.24	129.12	103.25	161.08
PEER GROUP (SIC CODE 3634)	100.00	170.39	96.90	118.09	82.44	138.72

BENEFICIAL OWNERSHIP OF MEASUREMENT SPECIALTIES COMMON STOCK

The following table shows information regarding the beneficial ownership of our common shares as of July 8, 2004 for:

•	each of our directors;
•	each executive officer named in the summary compensation table;
•	all directors and executive officers as a group; and
•	each person known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent (2)
Directors and Executive Officers:

Morton L. Topfer (3)	658,223	4.9%
Frank D. Guidone (4)	553,510	4.2%
Mark W. Cappiello (5)	184,050	1.4%
John D. Arnold (6)	58,000	*
Richard Roland Bueno (7)	13,565	*
J. Victor Chatigny (8)	107,884	*
John P. Hopkins(9)	67,500	*
Dan J. Samuel (10)	73,790	*

All directors and officers as a group (8 persons) (11)	1,716,522	12.7%

_________________
* less than 1%

(1)	Unless otherwise indicated, the address of each person is c/o Measurement Specialties, Inc., 710 Route 46 East, Suite 206, Fairfield, NJ 07004.

(2)	Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of beneficial ownership is based on 13,290,874 shares of common stock outstanding as of July 8, 2004.

(3)	Includes options to purchase 15,000 shares. Also includes 621,309 shares of our common stock held by Castletop Capital, L.P., a private investment company of which Mr. Topfer is a Managing Director. Mr. Topfer has shared voting and shared investment power with respect to the shares and warrants held by Castletop Capital.

(4)	All shares are held by Four Corners Capital Partners, LP (FCCP). Mr. Guidone is a limited partner of FCCP and a member of the General Partner of FCCP. Mr. Guidone has shared voting and shared investment power with respect to the shares owned by FCCP.

(5)	Includes options to purchase 50,250 shares.

(6)	Includes options to purchase 23,000 shares.

(7)	Includes options to purchase 12,000 shares.

(8)	Includes options to purchase 53,950 shares.

(9)	Includes options to purchase 65,000 shares.

(10)	Includes options to purchase 43,000 shares.

(11)	Includes options to purchase an aggregate of 262,200 shares.

OTHER MATTERS

The Board of Directors is not aware of any matters other than those set forth in this proxy statement that will be presented for action at the Annual Meeting. However, if any other matter should properly come before the meeting, the persons authorized by the accompanying proxy will vote and act with respect thereto, in what according to their judgment, is in the interests of Measurement Specialties and its shareholders.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and the persons who beneficially own more than ten percent of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Copies of all filed reports are required to be furnished to us. Based solely on the reports received by us and on the representations of the reporting persons, we believe that these persons have complied with all applicable filing requirements during fiscal 2004, except Mr. Samuel filed one late report on Form 4 (one transaction), Mr. Uber filed one late report on Form 3 (one transaction), Mr. Bueno filed one late report on Form 3 (one transaction), and one late report on Form 4 (two transactions).

ANNUAL REPORT ON FORM 10-K

In addition to the proxy statement and proxy card, a copy of Measurement Specialties’ annual report on Form 10-K for the fiscal year ended March 31, 2004, which is not part of the proxy soliciting material, is enclosed. The annual report on Form 10-K is being furnished to you without the exhibits thereto. Upon your request, the company will provide you with a copy of the exhibits. You may under some circumstances be responsible for the company’s reasonable expenses in furnishing such exhibits.

STOCKHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

Shareholders who wish to present proposals to be included in the Corporation’s proxy materials for the 2005 Annual Meeting of Shareholders must submit such proposals to our Secretary at Measurement Specialties Inc., 710 Route 46 East, Suite 206, Fairfield, NJ 07004 by April 6, 2005. For any proposal that is not submitted for inclusion in next year’s proxy materials, but is instead sought to be presented directly at the 2005 Annual Meeting, SEC rules permit us to exercise discretionary voting authority to the extent conferred by proxy if we: (1) receive notice of the proposal before June 21, 2005 and advise shareholders in the 2005 proxy statement of the nature of the proposal and how management intends to vote on such matter or (2) do not receive notice of the proposal before June 21, 2005. Notices of intention to present proposals at the 2005 Annual Meeting should be submitted to our Secretary at Measurement Specialties Inc., 710 Route 46 East, Suite 206, Fairfield, NJ 07004.

August 4, 2004

PROXY

MEASUREMENT SPECIALTIES, INC.

Annual Meeting of Shareholders -Wednesday, September 8, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE 2004 ANNUAL MEETING OF SHAREHOLDERS ON SEPTEMBER 8, 2004

The shares of common stock of Measurement Specialties, Inc. you are entitled to vote at the 2004 Annual Meeting of Shareholders will be voted as you specify.

By signing this proxy, you revoke all prior proxies and appoint Frank D. Guidone and John P. Hopkins, and each of them, with full power of substitution, to vote all shares you are entitled to vote on the matters shown on the reverse side, as directed in this proxy and, in their discretion, on any other matters which may come before the Annual Meeting and all postponements and adjournments.

This proxy, when properly executed, will be voted as directed, or if no direction is given, will be voted FOR the election of Frank Guidone, John D. Arnold and R. Barry Uber, and FOR the ratification of the selection of Grant Thornton LLP as our independent auditors for fiscal 2005.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

MEASUREMENT SPECIALTIES, INC.

Wednesday, September 8, 2004